CUSIP No. 74758T 303	Page 13 of 13

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 4, 2014

TRIDENT CAPITAL MANAGEMENT V, L.L.C
Executed by the undersigned as an authorized signatory of the foregoing limited liability company:

/s/ Donald R. Dixon
Donald R. Dixon

TRIDENT CAPITAL FUND-V, L.P.
TRIDENT CAPITAL FUND-V AFFILIATES FUND, L.P.
TRIDENT CAPITAL FUND-V AFFILIATES FUND (Q), L.P.
TRIDENT CAPITAL FUND-V PRINCIPALS FUND, L.P.
TRIDENT CAPITAL PARALLEL FUND-V, C.V.
Executed by the undersigned as an authorized signatory of the general partner of each of the foregoing funds:

/s/ Donald R. Dixon
Donald R. Dixon